EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Ampex Corporation:

We hereby consent to the incorporation by reference of our report dated March 21, 2007, relating to the consolidated financial statements and financial statement schedule of Ampex Corporation, which appears in this Form 10-K, in the following Ampex Corporation registration statements and amendments: (i) Post Effective Amendment No. 1 on Form S-3 to Form S-1 Registration Statement (File No. 33-91312); (ii) Registration Statement on Form S-2 (File No. 333-88890); (iii) Registration Statement on Form S-3 (File No. 333-66789), Registration Statement on Form S-3 and Post Effective Amendment No. 1 thereto (File No. 333-85605); (iv) Registration Statements on Form S-8 and Post-Effective Amendments thereto (File Nos. 33-77664, 33-92640, 333-05623, 333-41652, 333-81534, 333-126291).

/s/ BDO Seidman, LLP

BDO Seidman, LLP

San Jose, California

March 21, 2007